Exhibit 99.1

Corporate Contact:
Lowell Rush, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

I.	FOR IMMEDIATE RELEASE

II.       Direct Insite Announces Second Quarter 2014 Results
Posts Second Quarter Profit of $31,000

FORT LAUDERDALE, FLORIDA, – August 12, 2014 – – Direct Insite (OTC QB:DIRI), a leading financial services company that delivers working capital management solutions through its e-invoicing platform for Accounts Payable, Accounts Receivable and Payments automation today announced financial results for the second quarter of 2014.  Net income for the three months ended June 30, 2014 was $31,000, compared with net income of $197,000 for the quarter ended June 30, 2013.  The year-over-year decrease in net income was due to a decrease in revenue, partially offset by lower operating expenses.  Basic and diluted loss per share for the three months ended June 30, 2014 was $0.00 compared to earnings per share of $0.02 for the comparable prior period.  Earnings before interest, taxes, depreciation and amortization was $116,000 for the quarter.

Revenue for the three months ended June 30, 2014, was $2,146,000, a decrease of $372,000, or 14.8%, from revenue of $2,518,000 for the three months ended June 30, 2013. Recurring revenue for the three months ended June 30, 2014 was $1,636,000, a decrease of $333,000, or 16.9%, from recurring revenue of $1,969,000 for the three months ended June 30, 2013.  The year-over-year decrease in recurring revenue was primarily due to the impact from the previously disclosed loss of an enterprise customer in June of 2013.  Excluding the loss of that customer, recurring revenue was up 4.6% from the same quarter of 2013.

Non-recurring revenue for the three months ended June 30, 2014 was $510,000, a decrease of $39,000, or 7.1%, from non-recurring revenue of $549,000 for the compared year ended.  The year-over-year decrease in non-recurring revenue was primarily due the loss of that customer in June 2013.  Excluding the loss of that customer, non-recurring revenue increased $112,000, or 28.2%.

Working capital (defined as current assets less current liabilities) at June 30, 2014 was $1,856,000, a decrease of $111,000, or (5.6%), from working capital of $1,967,000 at December 31, 2013.

Cash used by operating activities for the three months ended June 30, 2014 was $30,000, compared to cash provided by operations of $638,000 for the comparable prior year period.

Direct Insite Chairman and Chief Executive Officer, Matthew E. Oakes stated, “Direct Insite is focused on driving recurring revenue and securing new revenue streams through its three principal areas of investment and business focus. The first is PAYBOX™, Direct Insite’s white label AR solution for banks. The second is our Channel Relationships for our enterprise Accounts Receivable offering, and the third is our Accounts Payable automation solution. We see strong business demand across all of our solutions and continue to evaluate and target our decisions and investments with a focus on profitable long-term growth.”

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s June 30, 2014 Form 10-Q, filed with the Securities and Exchange Commission on August 12, 2014, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operations

Statements of Operations for the three months ended:	June 30, 2014	June 30, 2013
Revenue	$2,146,000	$2,518,000
Operating income	$33,000	$206,000
Other expense, net	$2,000	$9,000
Income before provision for income taxes	$31,000	$197,000
Net income	$31,000	$197,000
Basic and diluted income per share	$0.00	$0.02
Basic shares outstanding	12,640,000	12,476,000
Diluted shares outstanding	12,645,000	12,520,000

Summarized Financial Information – Balance Sheet

Balance Sheet as of:	June 30, 2014	Dec. 31, 2013
Total cash	$928,000	$1,371,000
Total current assets	$3,390,000	$3,579,000
Total assets	$5,507,000	$5,562,000
Total current liabilities	$1,534,000	$1,612,000
Total liabilities	$1,557 ,000	$1,648,000
Total stockholders’ equity	$3,950,000	$3,914,000

Summarized Financial Information – Cash Flow

Cash Flow from Operating Activities:	June 30, 2014	June 30, 2013
Net cash (used)/provided by operating activities	$(30,000)	$638,000

About Direct Insite

Direct Insite is a leading provider of working capital management solutions with capabilities for Accounts Payable, Accounts Receivable and Payments. Utilizing its cloud-based electronic invoicing platform, Direct Insite has built a track record in automating some of the most demanding financial environments since 2001. Today, more than 375,000 suppliers and customers use Direct Insite’s e-invoicing network across over 100 countries, representing more than 35 currencies and 17 languages. Direct Insite’s Invoices On-Line™ platform provides critical procurement, shared services and treasury functionality, which includes: company profile management, e-invoicing, workflow management, payment processing, spend management and business intelligence, dynamic discounting and supply chain financing. To learn more, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months ended June 30, 2014 on Wednesday, August 13, 2014 at 10:00 AM (Eastern).  This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9205.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successful implement our platform for new customers; our ability to retain existing customers; the effectiveness of our marketing efforts in attracting new customers; the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions; other competitive factors, general business and economic conditions; and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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